                                                                     Exhibit 3.8

                             ADVOKATERNE VINGARDSHUS

J.nr. 210 . 905  LT/LV
14.01.99


Mellem undertegnede                 Olicom Ventures A/S
                                    reg.nr. A/S
                                    Nybrovej 114
                                    2800 Lyngby
                                    -  i  det   folgende kaldet saelger

og medundertegnede                  Lasat Holding A/S
                                    Lars Poelsen
                                    Benny Jensen
                                    Medarbejdere i h.t. vedhaeftede liste
                                    Erhvervsinvest Nord  A/S
                                    A/S Dansk Erhvervsinvestering
                                      i  det   folgende kaldet koberne

Er d.d. indgaet folgende


                            AKTIEOVERDRAGELSESAFTALE

1.       Det overdragne

1.1 Saelger ejer 75% af aktiekapitalen svarende til nom kr. 577.500,00 aktier i Lasat A/S, reg.nr. A/S 199.686. Lasat A/S er i det folgende benaevnt a "selskabet".

1.2 Saelger overdrager til koberne saelgers samlede besiddelse af aktier i selskabet.

1.3 Kobesummen for de anforte aktier i selskabet udgor kr. 26.250.000,00. Kursen pa aktierne er saledes 4.545,4545.

1.4 Kobesummen betagles kontant pa overtagelsesdagen mod samtidig overlevering af de solgte aktier forsynet med blanco transportpategning.

1.5      Koberne erherver aktierne i det indbyrdes forhold saledes:

         Lasat Holding A/S                  nom. kr.               50.200,00
         Lars Povelsen                      nom. kr.               38.500,00
         Benny Jensen                       nom. kr.               38.500,00
         Medarbejdern i h.t. vedhaeftede
             liste                          nom. kr.               26.800,00
         Ernvervsinvest Nord A/S            nom. kr.              211.750,00
         A/S Dansk Erhvervsinvestering      nom. kr.              211.750,00

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2.       Overtaqelsesdaq

2.1      Overtagelsesdagen er aftalt til d.d.

2.2 Koberne forpligter sig til umiddelbart efter overtagelsesdagen at afholde generalforsamling til valg af ny bestyrelse.


3.       Offentliggorelse

3.1 Pressemeddelelse samt information af selskabets medarbejdere udarbejdes af parterne i forening. Medarbejderne underrettes straks efter underskrift af naervaerende aftale.


4.       Omkostninger

4.1      Aktieafgiften betales af saelger.

4.2      Hver part afholder omkostninger til egne radgivere.


5.       Vaerneting

5.1 Enhver tvist med tilknytning til naervaerende aftale skal afgo+res ved Retten i Aalborg som vaerneting.


Dato:    14.1.1999

Som saelger:                                /s/
For Olicom Ventures A/S:                    /s/


Lars Povelsen                               /s/

Benny Jensen                                /s/

For Erhervsinvest Nord A/S:                 /s/

For A/S Dansk Erhversinvestering:           /s/


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